COVOL TECHNOLOGIES, INC.


                             List of Subsidiaries &
                                  Jurisdiction


     Name                                   Organization

     Utah Synfuel #1, L.P.                  Delaware limited partnership

     Alabama Synfuel #1, L.P.               Delaware limited partnership

     Flat Ridge Corporation                 Utah corporation

     Commonwealth Synfuel, L.L.C.           Utah limited liability company

     Carbon Synfuel, L.L.C.                 Utah limited liability company

     Pocahontas Synfuel, L.L.C.             Utah limited liability company

     Mountaineer Fuels, L.L.C.              Utah limited liability company

     Synfuel Investments, Inc.              Utah corporation